Filed under Rule 424(b)(3), Registration Statement No. 333-123535-01
Pricing Supplement No. 148 — Dated Monday, June 13 2005 (To: Prospectus Dated April 29, 2005 and Prospectus Supplement Dated April 29, 2005)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8XW4	$11,417,000.00	100.000%	0.400%	$11,371,332.00	FIXED	4.450%	QUARTERLY	06/15/2007	09/15/2005	$11.00	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8XX2	$3,997,000.00	100.000%	0.625%	$3,972,018.75	FIXED	4.700%	SEMI-ANNUAL	06/15/2008	12/15/2005	$23.37	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8XY0	$11,788,000.00	100.000%	1.000%	$11,670,120.00	FIXED	5.000%	SEMI-ANNUAL	06/15/2010	12/15/2005	$24.86	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8XZ7	$6,342,000.00	100.000%	2.000%	$6,215,160.00	FIXED	6.050%	SEMI-ANNUAL	06/15/2020	12/15/2005	$30.08	YES

Redemption Information: The Notes may be redeemed at 100.000% on 06/15/2008 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities
The DaimlerChrysler North America Holding Corporation InterNotes® will be subject to redemption at the option of DaimlerChrysler North America Holding Corporation, in whole on the interest payment date occurring any time on or after 06/15/2008 at a redemption price equal to 100% of the principal amount of the DaimlerChrysler North America Holding Corporation InterNotes®, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

DaimlerChrysler North America Holding Corporation
$5,000,000,000.00
DaimlerChrysler North America Holding Corporation InterNotes®

Trade Date: Monday, June 13, 2005 @ 12:00 PM ET
Settle Date: Thursday, June 16, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0443 via Pershing, LLC

The Agents and the dealers may sell the Notes to certain dealers at a discount not in excess of the commission received by them.

§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.